Exhibit 10.2

CREDIT AGREEMENT

BETWEEN

GOLDEN GRAIN ENERGY, LLC

AND

HOME FEDERAL SAVINGS BANK

January 30, 2006

CREDIT AGREEMENT

Dated as of January 30, 2006

Golden Grain Energy, LLC, an Iowa limited liability company (“Borrower”) and Home Federal Savings Bank (“Bank”), agree as follows (the “Agreement”):

ARTICLE I

DEFINITIONS

SECTION 1.01.  Definitions. As used in this Agreement the following terms shall have the following meanings (and such meanings shall be equally applicable to singular and plural forms of the terms defined):

(a)                                  “Affiliate” means (1) a Person which owns or has the power to vote, directly or indirectly, 5% or more of the equity units of Borrower, or (2) a Person in which Borrower owns or has the power to vote, directly or indirectly, 5% or more of the equity units of such Person.

(b)                                 “Business Day” means any day other than a Saturday, Sunday or other day in which applicable law authorizes or permits Bank to be closed.

(c)                                  “Change in Control” means the occurrence of one or more of the following events: (1) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (2) occupation of a majority of the seats (other than vacant seats) on the board of directors or board of managers, as the case may be, of Borrower by Persons who were neither (A) nominated by the immediately previous board of directors or managers, as applicable, or (B) appointed by managers or directors so nominated, or (3) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of a majority of any of Borrower’s voting stock or membership units, as the case may be.

(d)                                 “Collateral” means all of the Borrower’s real property and personal property wherever located.

(e)                                  “Debt” means (1) indebtedness for borrowed money or evidenced by bonds, notes, debentures or similar instruments or for the deferred purchase price of property or services, (2) obligations as lessee under leases, (3) obligations in respect of deferred purchase price of property or services, (4) obligations in respect of conditional sale or other title retention arrangements, (5) obligations, contingent or otherwise, in respect of letters of credit, acceptances, or similar arrangements, (6) obligations of any third party which are secured by property of such Person, (7) obligations to redeem, purchase, retire or otherwise acquire for value any capital interests of such Person, (8) off-balance-sheet liabilities of such Person, (9) trade payables which are overdue by more than 120 days except to the extent disputed in good faith pursuant to appropriate proceedings and for which adequate reserves have been made, and (10) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (1) through (9) above except endorsements for collection, deposit or negotiation of instruments in the ordinary course of business.

(f)                                    “Default” means any condition or event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

(g)                                 “EBITDA” for any period means an amount equal to (1) net income for such period plus (2) to the extent deducted in determining net income for such period, the sum of (A) interest expense, (B) income tax expense, (C) depreciation and amortization and (D) all other non-cash charges, in each case for such period. EBITDA will be determined on a consolidated basis in accordance with GAAP. For purposes of computing EBITDA, net income does not include extraordinary gains or any gains attributable to the write-up of assets.

(h)                                 “Environmental Laws” means all state, federal and local statutes, regulations, and ordinances related to the protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499, the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., and other applicable state and federal laws, rules, or regulations adopted pursuant to any of the foregoing.

(i)                                     “Event of Default” means one of the events specified in Section 8.01.

(j)                                     “GAAP” means generally accepted accounting principals in the United States of America applied on a consistent basis.

(k)                                  “Hazardous Substances” means materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. The words “Hazardous Substances” are used in their very broadest sense and include without limitation any and all hazardous or toxic substances, materials or waste as defined by or listed under the Environmental Laws. The term “Hazardous Substances” also includes, without limitation, petroleum and petroleum by-products or any fraction thereof and asbestos.

(l)                                     “Lien” means any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), or preference, priority, or other security agreement, or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.

(m)                               “Loan” means the term loan as defined in Section 2.01.

(n)                                 “Loan Documents” means this Agreement, the Note, the Mortgage, the Security Agreement, the Pledge Agreement, the UCC financing statements filed in connection with the Security Agreement and Pledge Agreement, and all other documents to be executed and delivered in connection with this Agreement.

(o)                                 “Maturity Date” means the earlier of February 1, 2007, and the date that amounts owing hereunder are declared or automatically become due and payable pursuant to Section 8.01.

(p)                                 “Mortgage” means the Mortgage and Security Agreement and Fixture Financing Statement and Assignment of Leases and Rents of Borrower in favor of Bank, dated the date of this Agreement, in form and substance acceptable to Bank, and delivered pursuant to Section 3.01(c).

(q)                                 “Obligations” means all amounts owed by Borrower to Bank pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to Bank incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.

(r)                                    “Pledge Agreement” means the Pledge Agreement between Borrower and Bank, dated the date of this Agreement, and relating to the redemption of certain membership units of Borrower.

(s)                                  “Person” means an individual, corporation, partnership, joint venture, trust or unincorporated organization or government or other agency or political subdivision thereof.

(t)                                    “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

(u)                                 “Security Agreement” means the Security Agreement between Borrower and Bank dated as of the date of this Agreement, in form and substance acceptable to Bank, and whereby Borrower pledges all of its personal property to Bank as security for Obligations hereunder.

(v)                                 “Senior Credit Agreement” means the Credit Agreement between Borrower and Bank dated January 16, 2004, as amended.

(w)                               “Subsidiary” means with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (1) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (2) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of Borrower (including subsidiaries formed after the date of this Agreement).

(x)                                   “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Minnesota.

SECTION 1.02.  Accounting and Other Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP. Other terms defined herein shall have the meanings ascribed to them herein.

ARTICLE II

AMOUNT AND TERMS OF THE LOAN

SECTION 2.01.  Loan. Bank agrees on the terms and conditions of this Agreement, to make a single term loan to Borrower on the date of this Agreement in the amount of $3,975,000 (the “Loan”). In addition to any other authority to make loans, including protective advances, Bank may, in its sole discretion, make additional loans to Borrower, make additional credit facilities available to Borrower, or renew, extend, or increase any loan or credit facility. Unless otherwise deemed appropriate by Bank, no amendment to any mortgage or similar instrument will be required to the extent the aggregate principal amount outstanding hereunder (including any amount outstanding under any future loan or credit facility) does not exceed $3,975,000.

SECTION 2.02.  Interest. Borrower will pay interest to Bank on the outstanding and unpaid principal amount of the Loan at a fixed rate equal to 7.95% per annum. Interest on Loan will be calculated on the basis of a year of 360 days for the actual number of days elapsed. Any amount owed under this Agreement that is not paid when due (at maturity, by acceleration, or otherwise) will bear interest thereafter until paid at a rate which shall be 200 basis points (2.0%) above the rate which would otherwise be applicable.

SECTION 2.03.  Note Payments. The Loan will be further evidenced by and repaid with interest in accordance with Borrower’s note in substantially the form of Exhibit 2.03 duly completed, in the principal amount of $3,975,000, dated the date of this Agreement and maturing on the Maturity Date (the “Note”). The Note will be repaid in 12 level monthly installments of principal and interest based on a 12 month amortization period beginning on February 1, 2006, with subsequent installments due on the first day of each month thereafter. In addition, all unpaid principal and interest on the Note is due and payable on the Maturity Date.

SECTION 2.04.  Method of Payment. Borrower will make each payment under this Agreement and under the Note not later than 2:00 p.m. (Minnesota time) on the date when due in lawful money of the United States to Bank at Bank’s address as set forth in the Note in immediately available funds. Borrower hereby authorizes Bank, if and to the extent payment is not made when due under this Agreement or under the Note, to charge from time to time against any account of Borrower with Bank any amount so due. Whenever any payment to be made under this Agreement or under the Note is stated to be due on a day that is not a Business Day, such payment will be made on the next succeeding Business Day, and such extension of time will in such case be included in the computation of the payment of interest.

SECTION 2.05.  Use of Proceeds. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U,

T or X of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

SECTION 2.06.  Prepayment. Borrower may prepay the outstanding principal amount then owed on the Loan without penalty. If Borrower issues any membership unit (including the reissuance of any redeemed membership unit), any other equity interests, or any debt security, Borrower shall immediately prepay the Obligations to the extent of the proceeds of such issuance, net of underwriting discounts and reasonable costs paid to non-Affiliates in connection therewith.

SECTION 2.07.  Origination Fee. Borrower will pay to Bank on or before the date of this Agreement an origination fee in the amount of $10,000.

SECTION 2.08.  Subordination.

(a)                                  Notwithstanding anything to the contrary in any of the Loan Documents, payment of any and all of the Obligations hereunder and thereunder is subordinate and subject in right and time of payment to the prior payment in full in cash of all amounts owed to Bank pursuant to the terms of the Senior Credit Agreement and documents related thereto.

(b)                                 If an Event of Default (as defined in the Senior Credit Agreement) occurs under the Senior Credit Agreement, Bank will not demand, receive or accept any payments from Borrower in respect of the Obligations until all of the indebtedness owed by Borrower to Bank under the Senior Credit Agreement is paid in full or the Event of Default has been cured or waived by Bank. Nothing in this Section 2.08 is intended to or shall impair, as between Borrower and Bank, the obligations of Borrower, which are absolute and unconditional, to pay to Bank all obligations under, relating to or in respect of the Obligations as and when the same become due and payable in accordance with their terms.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01.  Conditions Precedent to the Loan. The obligation of Bank to make the Loan to Borrower is subject to the condition precedent that Bank receives on or before the day of such Loan each of the following in form and substance satisfactory to Bank and its counsel:

(a)                                  Note. The Note duly executed by Borrower.

(b)                                 Title Commitment. A title insurance policy issued in favor of Bank, which commits to insure that no lien or encumbrance is prior to Bank’s security interest in all of Borrower’s real property other than the security interest granted to Bank under the Senior Credit Agreement.

(c)                                  Mortgage. The Mortgage, duly executed, acknowledged, and delivered by Borrower.

(d)                                 Security Agreement. The Security Agreement duly executed by Borrower, together with:  (1) acknowledgment copies of the financing statements (UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of Bank, desirable to perfect the security interest created by the Security Agreement; and (2) certified copies of requests for information (UCC-11) identifying all of the financing statements on file with respect to Borrower in all jurisdictions referred to under (1), including the financing statement filed by Bank against Borrower, indicating that no party claims an interest in any of the Collateral.

(e)                                  Pledge Agreement. The Pledge Agreement duly executed by the parties thereto, and the certificates representing the membership units or shares pledged therein duly endorsed in blank or with powers executed in blank authorizing the transfer of such membership interests or shares.

(f)                                    Borrowing Resolutions. Borrower’s limited liability company resolution to borrow and grant security interests in the form prescribed by Bank and duly executed and delivered by such officers of Borrower as Bank requests.

(g)                                 Intentionally Omitted.

(h)                                 Release of Existing Liens. Evidence acceptable to Bank of the payoff of existing Debt and release or termination of all existing Liens, except Debt permitted pursuant to Section 6.02 and Liens permitted pursuant to Section 6.01.

(i)                                     Payment of Fees, Costs and Expenses. Payment of all of Bank’s fees and out-of-pocket costs and expenses related to documentation and negotiation of this Agreement and the other Loan Documents, including fees and costs of Bank’s counsel.

(j)                                     Insurance Certificates. Certificates of insurance indicating appropriate liability and casualty insurance coverage (as set forth in Section 3.1 of the Mortgage) and listing Bank as loss payee, mortgagee, and additional insured.

(k)                                  Other Documents. Such other financial statements, projections, reports, certificates, appraisals, and other documents as Bank requests.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Bank that:

SECTION 4.01.  Organization, Good Standing, and Due Qualification. Borrower is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified as a foreign entity and in good standing under the laws of each other jurisdiction in which such qualification is required.

SECTION 4.02.  Power and Authority. The execution, delivery, and performance by Borrower of the Loan Documents have been duly authorized by all necessary action and do not and will not (a) require any consent or approval of Borrower’s owners; (b) contravene Borrower’s organizational or operational documents or agreements; (c) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower; (d) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrower is a party or by which it or its properties may be bound or affected; (e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by Borrower; and (f) cause Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

SECTION 4.03.  Legally Enforceable Agreement. This Agreement and each of the other Loan Documents are legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

SECTION 4.04.  Labor Disputes and Acts of God. Neither the business nor the properties of Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of Borrower.

SECTION 4.05.  Other Agreements. Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the ability of Borrower to carry out its obligations under the Loan Documents to which it is a party. Borrower is not in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

SECTION 4.06.  Litigation. There is no pending or threatened action or proceeding against or affecting Borrower before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of Borrower or the ability of Borrower to perform its obligations under the Loan Documents to which it is a party.

SECTION 4.07.  No Defaults on Outstanding Judgments or Orders. Borrower has satisfied all judgments against it, and, Borrower is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

SECTION 4.08.  Ownership and Liens. Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, and none of the properties and assets owned by Borrower and none of their leasehold interests is subject to any Lien, except such as may be permitted pursuant to Section 6.01 of the Agreement.

SECTION 4.09.  Subsidiaries and Ownership of Stock. Borrower has no Subsidiaries.

SECTION 4.10.  ERISA. Borrower is in compliance with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has the PBGC instituted any such proceedings; Neither Borrower nor any ERISA Affiliate of Borrower has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; Borrower and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans and the present value of all vested benefits under each Plan exceeds the fair market value of all Plan assets allocable to such benefits as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA; and neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

SECTION 4.11.  Operation of Business. Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or right thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

SECTION 4.12.  Taxes. Borrower has filed all tax returns (federal, state, and local) required to be filed, and has paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties.

SECTION 4.13.  Debt. Other than the Senior Credit Agreement and related documents, Schedule 4.13 is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, capital leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which Borrower is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

SECTION 4.14.  Assumed Business Names. Borrower does not use and has not used an assumed name or “doing business as” name.

ARTICLE V

AFFIRMATIVE COVENANTS

So long any obligation is owed by Borrower to Bank, Borrower will:

SECTION 5.01.  Maintenance of Existence. Preserve and maintain its organizational existence and good standing in the jurisdiction of its organization and qualify and remain qualified, as a foreign entity in each jurisdiction in which such qualification is required.

SECTION 5.02.  Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all of its financial transactions for the related period.

SECTION 5.03.  Maintenance of Properties. Maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.04.  Conduct of Business. Continue to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement.

SECTION 5.05.  Maintenance of Insurance. Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof. Each insurance policy shall include an endorsement providing that coverage in favor of Bank will not be impaired in any way by any act, omission, or default of Borrower or any other Person, and shall include a stipulation that such policy may not be cancelled or diminished without at least 30 days’ prior written notice to Bank.

SECTION 5.06.  Compliance With Laws. Comply in all respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property.

SECTION 5.07.  Right of Inspection. At any reasonable time and from time to time, permit Bank or any agent or representative thereof to examine and make copies of and abstracts from its records and books of account, and visit its properties, and to discuss its affairs, finances, and accounts with any of its respective officers and directors and the its independent accountants.

SECTION 5.08.  Reporting Requirements. Furnish to Bank:

(a)                                  Monthly financial statements. As soon as available and in any event within 30 days after the end of each month of each fiscal year, Borrower’s balance sheet as of the end of such monthly period, Borrower’s statement of income and retained earnings for the period commencing at the end of the previous fiscal year and ending with the end of such monthly period, and Borrower’s statement of change in financial position for the portion of the fiscal year ended with the last day of such monthly period, all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous fiscal year and all internally prepared in accordance with GAAP;

(b)                                 Annual financial statements of Borrower. With respect to Borrower, as soon as available and in any event within 120 days after the end of each fiscal year, a balance sheet as of the end of such fiscal year, a statement of income and retained earnings for such fiscal year, and a statement of change in financial position for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP and audited by independent accountants acceptable to Bank;

(c)                                  Management letters. Promptly upon receipt thereof, copies of any reports submitted to Borrower by independent certified public accountants in connection with examination of its financial statements made by such accountants;

(d)                                 Compliance Certificate. Within 30 days after the end of each month of each fiscal year, a certificate of the chief financial officer of Borrower: (1) certifying that to the best of his knowledge no Default or Event of Default has occurred, or if a Default or Event of Default has occurred, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto; (2) certifying that to the best of his knowledge that the representations and warranties set forth in Article IV hereof and in the other Loan Documents are true and correct as of the date of the certificate; and (3) setting forth any other information required under Section 5.01(c) of the Senior Credit Agreement;

(e)                                  Accountant’s report. Simultaneously with the delivery of the annual financial statements referred to in Section 5.08(b), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines), or if such accountants have obtained knowledge of any such condition or event, specify in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

(f)                                    Notice of litigation. Promptly upon the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting Borrower, which, if determined adversely, could have a material adverse effect on the financial condition, properties, or operations of Borrower;

(g)                                 Notice of Defaults and Events of Default. As soon as possible and in any event within three days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken with respect thereto;

(h)                                 ERISA reports. Promptly after the filing or receiving thereof, copies of all reports, including annual reports, and notices which Borrower files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within three days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or Borrower has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, Borrower will deliver to Bank a certificate of its chief financial officer setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action Borrower proposes to take with respect thereto;

(i)                                     Reports to other creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to Bank pursuant to any other clause of this Section 5.08;

(j)                                     Proxy statements, etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which Borrower sends to its members, and copies of all regular, periodic, and special reports, and all registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange; and

(k)                                  General information. Such other information respecting the condition or operations, financial or otherwise, of Borrower as Bank may from time to time request.

SECTION 5.09.  Environmental Compliance and Reports. Borrower will comply in all respects with all Environmental Laws; not cause or permit to exist, as a result of an intentional or unintentional action or omission on Borrower’s part or on the part of any third party, on property owned and/or occupied by Borrower, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities. Borrower shall furnish to Bank promptly and in any event with 30 days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower’s part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.

ARTICLE VI

NEGATIVE COVENANTS

So long as any obligation is owed by Borrower to Bank, Borrower will not:

SECTION 6.01.  Liens. Create, incur, assume, or suffer to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

(a)                                  Liens in favor of Bank;

(b)                                 Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

(c)                                  Liens imposed by law, such as mechanics,’ materialmen’s, landlords,’ warehousemen’s, and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(d)                                 Liens under workers’ compensation, unemployment insurance, social security, or similar legislation;

(e)                                  Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases permitted under the terms of this Agreement, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

(f)                                    Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(g)                                 Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by Borrower of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; or

(h)                                 Other Liens allowed under the Senior Credit Agreement.

SECTION 6.02.  Debt. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Debt, except:

(a)                                  Debt under this Agreement.

(b)                                 Debt of Borrower owed to Bank pursuant to the terms of the Senior Credit Agreement.

(c)                                  Debt allowed under the Senior Credit Agreement.

SECTION 6.03.  Mergers, Etc. Merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person.

SECTION 6.04.  Leases. Create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except:  (1) capital leases permitted by Section 6.01; (2) leases existing on the date of this Agreement and any extensions or renewals thereof; and (3) leases which do not in the aggregate require Borrower to make payments (including taxes, insurance, maintenance, and similar expense) which, along with purchase money Liens pursuant to Section 6.01(h) and capital expenditures, in excess of $100,000 annually in the aggregate.

SECTION 6.05.  Sale and Leaseback. Sell, transfer, or otherwise dispose of, any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

SECTION 6.06.  Dividends. Declare or pay any dividend or distribution in respect of capital stock or membership units, as the case may be, which would exceed the amount allowed under the Senior Credit Agreement; provided, no dividend or distribution may be paid if after payment thereof a Default or Event of Default would result or continue.

SECTION 6.07.  Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock, membership units and indebtedness of Subsidiaries or other entities, receivables, and leasehold interests), except: (a) for inventory disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business; and (c) as otherwise allowed under the Senior Credit Agreement.

SECTION 6.08.  Investments. Except as allowed under the Senior Credit Agreement, make any loan or advance to any Person, or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person.

SECTION 6.09.  Guaranties, Etc. Except as allowed under the Senior Credit Agreement, assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

SECTION 6.10.  Transactions With Affiliates. Except as allowed under the Senior Credit Agreement, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than would be available in a comparable arm’s-length transaction with a Person not an Affiliate.

SECTION 6.11.  Stock of Subsidiary, Etc. Except as allowed under the Senior Credit Agreement, sell or otherwise dispose of any capital interest (whether stock, membership interest, or otherwise) of any Subsidiary, except in connection with a transaction permitted under Section 6.03, or permit any Subsidiary to issue any additional shares of its capital stock, or create or acquire any Subsidiary.

SECTION 6.12.  Material Contracts. Except as allowed under the Senior Credit Agreement, permit any marketing contract, utility contract, supply contract, input contract, risk management contract or other agreement, contract or arrangement material to the efficient operation of Borrower’s business to lapse, terminate or be in default.

SECTION 6.13.  Deposits. Except as allowed under the Senior Credit Agreement, maintain any deposit securities or investment account with any Person other than Bank.

SECTION 6.14.  Hazardous Substances. Except as allowed under the Senior Credit Agreement, neither Borrower nor any other Person shall use, generate, manufacture, store, treat, dispose of or release any Hazardous Substance on, under, about or from any of the Collateral; any such activity shall be conducted in compliance with all applicable federal, state and local laws, regulations, and ordinances, including without limitation all Environmental Laws. Borrower authorize Bank and its agents to enter upon the Collateral to make such inspections and tests as Bank may deem appropriate to determine compliance of the Collateral with this Section 6.14. Any inspections or tests made by Bank will be at Borrower’ expense and for Bank’s purposes only and may not be construed to create any responsibility or liability on the part of Bank to Borrower or to any other Person.

ARTICLE VII

FINANCIAL COVENANTS

So long as any obligation is owed to Bank:

SECTION 7.01  Fixed Charge Coverage Ratio. Borrower will maintain a Fixed Charge Coverage Ratio of not less than 1.15:1.0 at all times.

SECTION 7.02  Leverage Ratio.  Borrower will maintain a ratio of (a) net worth to (b) total assets of not less than 0.4:1.0 at all times.

SECTION 7.03  Capital Expenditures. Borrower will not make Capital Expenditures in excess of $500,000 during any fiscal year period without Lender’s prior written approval.

SECTION 7.04  Current Ratio and Working Capital. Borrower will maintain a ratio of current assets to current liabilities of not less than 1.15:1.0 at all times, and working capital of at least $1,500,000 at all times.

SECTION 7.05  Maximum Debt to Net Worth Ratio. Borrower will maintain a ratio of debt to Net Worth of not more than 1.50:1.00 at all times.

SECTION 7.06  Minimum Debt Service Ratio. Borrower will maintain a ratio of EBITDA to interest expense and scheduled principal payments in respect of Debt of not less than 1.15:1.00 at all times.

Compliance with the financial covenants set forth in this Article VII shall be determined based on financial statements dated as of the close of business on the last day of the related period.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01.  Events of Default. Occurrence of any of the following events constitutes an “Event of Default” hereunder:

(a)                                  Any amount of principal of, or interest on, the Note, or any other amount owing hereunder, is not paid within 10 days of when due and payable; or

(b)                                 Any representation or warranty made or deemed made in this Agreement or any other Loan Document, or which is contained in any certificate, document, opinion, or financial or other statement furnished to Bank, is false or misleading on or as of the date made; or

(c)                                  Borrower fails to perform or observe any other term or covenant of this Agreement or any other Loan Document and such failure continues for a period of 30 days; or

(d)                                 Borrower or Subsidiary (1) fails to pay any indebtedness for borrowed money (other than in respect of the Note issued in connection with this Agreement) of Borrower or such Subsidiary, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (2) fails to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration after the giving of notice or passage of time, or both, of the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e)                                  Borrower or Subsidiary (1) generally does not, or is unable to, or admits in writing its inability to, pay its debts as such debts become due; or (2) makes an assignment for the benefit of creditors, petitions or applies to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (3) commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (4) has any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or adjudication or appointment is made and which remains un-dismissed for a period of 60 days or more; or (5) by any act or omission indicates its consent to, approval of or acquiescence in any such petition, application, or proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (6) suffers any such custodianship, receivership, or trusteeship to continue un-discharged for a period of 30 days or more; or

(f)                                    One or more judgments, decrees, or orders for the payment of money in excess of $250,000 in the aggregate shall be rendered against Borrower or Subsidiary, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal; or

(g)                                 The Security Agreement or the Mortgage at any time after execution and delivery and for any reason ceases: (1) to create a valid and perfected first or second priority (except as otherwise permitted) security interest in and to the property purported to be subject to such Security Agreement or Mortgage or (2) to be in full force and effect or be declared null and void, or the validity or enforceability thereof shall be contested by Borrower, or Borrower shall deny it has any further liability or obligation under the Security Agreement or Mortgage, or Borrower fails to perform any of its obligations under the Security Agreement or Mortgage; or

(h)                                 Any of the following events occur or exist with respect to Borrower or any ERISA Affiliate:  (1) any Prohibited Transaction involving any Plan; (2) any Reportable Event with respect to any Plan; (3) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (4) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings;

(5) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of Bank subject Borrower to any tax, penalty, or other liability to a plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or may exceed $100,000; or

(i)                                     a Change in Control occurs or exists with respect to Borrower; or

(j)            any event of default occurs under the Senior Credit Agreement.

SECTION 8.02.  Remedies. Upon the occurrence of an Event of Default, Bank may, by notice to Borrower, (A) declare its obligation to make the Loan to be terminated, whereupon the same shall forthwith terminate, (B) declare the Note, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower, (C) exercise all remedies provided for in any other Loan Document or as otherwise provided by law. Upon the occurrence of an Event of Default described in Section 8.01(e) above, Bank’s obligation to make the Loan will automatically terminate, and the Note, all interest thereon, and all other amounts payable under this Agreement will be automatically due and payable, in each case without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which Borrower is a party, shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 9.02.  Notices, Etc. All notices and other communications provided for under this Agreement and under the other Loan Documents to which Borrower is a party shall be in writing and mailed or telegraphed or delivered, if to the Borrower, at its address at 1822 43rd Street SW, Mason City, Iowa 50401, Attention: Walter Wendland, and if to Bank, at its address at 1016 Civic Center Drive N.W., P.O. Box 6947, Rochester, Minnesota 55903, Attention: Eric N. Oftedahl, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 9.02. All such notices and communications shall, when mailed or telegraphed, be effective when deposited in the mails, addressed as aforesaid, except that notices to Bank pursuant to the provisions of Article II shall not be effective until received by Bank.

SECTION 9.03.  No Waiver; Remedies. No failure on the part of Bank to exercise, and no delay in exercising, any right, power, or remedy under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04.  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights under any Loan Document without the prior written consent of Bank.

SECTION 9.05.  Costs, Expenses, and Taxes. Borrower agree to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording, and administration of any of the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Bank, and local counsel who may be retained by said counsel, with respect thereto and with respect to advising Bank as its rights and responsibilities under any of the Loan Documents, and all costs and expenses, if any in connection with the enforcement of any of the Loan Documents. In addition, Borrower agree to pay any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agree to save Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 9.06.  Right of Setoff. Upon the occurrence and during the continuance of any Default or Event of Default, Bank is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or the Note or any other Loan Document and although such obligations may be un-matured. Bank agrees promptly to notify Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Bank under this Section 9.06 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

SECTION 9.07.  Governing Law. This Agreement and the Note are governed by, and construed in accordance with, the laws of the State of Minnesota.

SECTION 9.08.  Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 9.09.  Headings. Article and Section headings in the Loan Documents are included for the convenience of reference only and do not constitute a part of the applicable Loan Documents for any other purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:		BANK:

GOLDEN GRAIN ENERGY, LLC		HOME FEDERAL SAVINGS BANK

By:	/s/ Walter Wendland	By:	/s/ Eric N. Oftedahl
Name:	Walter Wendland	Name:	Eric N. Oftedahl
Title:	President	Title:	Vice President

[SIGNATURE PAGE FOR CREDIT AGREEMENT]

Exhibit 2.03

THIS NOTE AND THE PAYMENT OF ALL SUMS OWED HEREUNDER ARE SUBORDINATE AND SUBJECT IN RIGHT AND TIME OF PAYMENT TO THE PRIOR PAYMENT IN FILL OF ALL AMOUNTS OWED TO HOME FEDERAL SAVINGS BANK PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT BETWEEN GOLDEN GRAIN ENERGY, LLC AND HOME FEDERAL SAVINGS BANK DATED JANUARY 16, 2004, AS AMENDED. A COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE OFFICES OF HOME FEDERAL SAVINGS BANK

NOTE

$3,975,000	January , 2006
Rochester, Minnesota

FOR VALUE RECEIVED, the undersigned, Golden Grain Energy, LLC, an Iowa limited liability company (“Borrower”), DOES HEREBY PROMISE to pay to the order of Home Federal Savings Bank, (“Bank”), at its main banking office or any branch office thereof, the principal sum of Three Million Nine Hundred Seventy Five Thousand Dollars ($3,975,000) in lawful money of the United States and in immediately available funds, at a fixed interest rate equal to 7.95% per annum, in twelve level monthly installments of principal and interest based on a twelve month amortization period beginning on March 1, 2006, with subsequent installments due on the first day of each month thereafter. All unpaid principal and interest on this Note is due and payable on February 1, 2007. Interest on this Note will be calculated on the basis of a year of 360 days for the actual number of days elapsed. Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest from the date when due until said principal amount is paid in full, payable on demand, at a rate per annum equal at all times to 200 basis points (2.0%) above the rate otherwise charged hereunder.

This Note is the Note referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of January     , 2006, between Borrower and Bank (the “Credit Agreement”). The Credit Agreement, among other things, provides for acceleration of the maturity of this Note upon the happening of certain stated events and also for prepayments of principal hereof prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement. This Note is secured by the Collateral described in the Credit Agreement and other Loan Documents (as defined in the Credit Agreement).

This Note is governed by the laws of the State of Minnesota, provided that, as to the maximum rate of interest which may be charged or collected, if the laws applicable to Bank permit it to charge or collect a higher rate than the laws of the State of Minnesota, then such law applicable to Bank will apply to Bank under this Note.

GOLDEN GRAIN ENERGY, LLC

By
Name & Title: Walter Wendland, President

1

Schedule 4.13

State of Iowa an aggregate of $400,000

1